Exhibit (k)(1)
ADMINISTRATION AGREEMENT
     This Agreement (“Agreement”) is made as of [•], 2011 by and between Fidus Investment Corporation, a Maryland corporation (the “Company”), and Fidus Investment Advisors, LLC, a Delaware limited liability company (“Fidus Advisors”).
W I T N E S S E T H:
     WHEREAS, the Company is a closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);
     WHEREAS, the Company desires to retain Fidus Advisors to provide administrative services to the Company, and Fidus Advisors wishes to be retained to provide such services, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Fidus Advisors hereby agree as follows:
     1. Duties of Fidus Advisors.
          (a) Employment of Fidus Advisors. The Company hereby employs Fidus Advisors to act as administrator of the Company and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities necessary for the operation of the Company, subject to the supervision and control of the Board of Directors of the Company (the “Board”), during the term hereof and upon the terms and conditions set forth in this Agreement. Fidus Advisors hereby accepts such employment and agrees during the term hereof to render, or arrange for the rendering of, such services, subject to the reimbursement of costs and expenses provided for herein.
          (b) Certain Services. Without limiting the generality of Section 1(a), Fidus Advisors shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as Fidus Advisors, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. Fidus Advisors shall also, on behalf of the Company, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. Fidus Advisors shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require Fidus Advisors to, and Fidus Advisors shall not, provide any advice or recommendation relating to the subject matter of, nor perform any of the investment advisory services described in, the Investment Advisory Agreement, dated as of [•], 2011, between the Company and Fidus Advisors (the “Investment Advisory Agreement”). Fidus Advisors shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to stockholders and all other reports and materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority. At the Company’s request, Fidus Advisors shall provide on the Company’s behalf managerial assistance to those portfolio companies that have accepted the Company’s offer to provide such assistance. In addition, Fidus Advisors shall assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns and the printing and disseminating of reports to stockholders, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.
          (c) Independent Contractor. Fidus Advisors, and such others as it may arrange to provide services hereunder, shall for all purposes herein each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.
          (d) Books and Records. Fidus Advisors agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by Fidus Advisors hereunder and shall maintain and keep such books, accounts and records in accordance with applicable statutes, rules and regulations, including, without limitation, the Investment Company Act requirements. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, Fidus Advisors agrees that all records that it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request. Fidus Advisors further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act shall be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. Fidus Advisors shall have the right to retain copies of such records, subject to observance of its confidentiality obligations under this Agreement.
     2. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by a party hereto to the other party regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P of the SEC), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.
     3. Compensation; Allocation of Costs and Expenses.
          (a) In full consideration of the provision of the services of Fidus Advisors, the Company shall reimburse Fidus Advisors for the costs and expenses incurred by Fidus Advisors in performing its obligations hereunder, which shall be equal to an amount based on the Company’s allocable portion (subject to review and approval of the Board) of Fidus Advisors’ overhead in performing its obligations under this Agreement, including rent, and the allocable portion of the cost of the Company’s officers, including a chief financial officer and chief compliance officer, if any, and their respective staffs. To the extent Fidus Advisors outsources any of its functions, the Company shall pay the fees associated with such functions on a direct basis without profit to Fidus Advisors.
          (b) Other than those expenses specifically assumed by Fidus Advisors under the Investment Advisory Agreement, the Company shall bear all costs and expenses that are incurred by Fidus Advisors in its capacity as administrator in performing its obligations and providing personnel and facilities hereunder, including those relating to:
               (i) organization;
               (ii) calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm);
               (iii) fees and expenses incurred by Fidus Advisors under the Investment Advisory Agreement or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments, performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments;
               (iv) interest payable on debt, if any, incurred to finance the Company’s investments;
               (v) offerings of the Company’s common stock and other securities;
               (vi) investment advisory fees and management fees;
               (vii) administration fees and expenses, if any, payable under this Agreement;
               (viii) transfer agent, dividend agent and custodial fees and expenses;
               (ix) federal and state registration fees;
               (x) all costs of registration and listing the Company’s shares on any securities exchange;
               (xi) federal, state and local taxes;
               (xii) independent directors’ fees and expenses;
               (xiii) costs of preparing and filing reports or other documents required by the SEC or other regulators including printing costs;

               (xiv) costs of any reports, proxy statements or other notices to stockholders, including printing and mailing costs;
               (xv) the Company’s allocable portion of any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;
               (xvi) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs;
               (xvii) proxy voting expenses; and
               (xviii) all other expenses incurred by the Company or Fidus Advisors in connection with administering the Company’s business.
     4. Activities of Fidus Advisors. The services of Fidus Advisors to the Company are not exclusive, and Fidus Advisors and/or any of its affiliates may engage in any other business or render similar or different services to others. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in Fidus Advisors and its affiliates, as members, managers, partners, officers, employees or otherwise, and that Fidus Advisors and directors, officers, employees, partners, stockholders, members and managers of Fidus Advisors and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.
     5. Limitation of Liability of Fidus Advisors; Indemnification. Fidus Advisors and its affiliates and their respective directors, officers, employees, members, managers, partners and stockholders (collectively, the “Indemnified Parties”) shall not be liable to the Company or its subsidiaries or its and its subsidiaries’ respective directors, officers, employees, members, managers, partners or stockholders for any action taken or omitted to be taken by Fidus Advisors in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company, and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all claims or liabilities (including reasonable attorneys’ fees) and other expenses reasonably incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or in connection with the performance of any of Fidus Advisors’ duties or obligations under this Agreement or otherwise as administrator for the Company. Notwithstanding the foregoing provisions of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of Fidus Advisors’ duties and obligations under this Agreement or by reason of the reckless disregard of Fidus Advisors’ duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

     6. Effectiveness, Duration and Termination.
          (a) This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years after such date, and thereafter shall continue automatically for successive annual periods; provided that such continuance is specifically approved at least annually by:
               (i) the Board or by the vote of holders of a majority of the outstanding voting securities of the Company; and
               (ii) the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party hereto, in accordance with the requirements of the Investment Company Act;
          (b) This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the vote of holders of a majority of the outstanding voting securities of the Company, (ii) the vote of the Board or (iii) Fidus Advisors.
          (c) The provisions of Section 5 of this Agreement shall remain in full force and effect, and Fidus Advisors shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, Fidus Advisors shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.
     7. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party hereto without the consent of the other party.
     8. Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     9. Amendments of this Agreement. This Agreement may be not be amended or modified except by an instrument in writing signed by both parties hereto.
     10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of Illinois, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties hereto unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the State of Illinois and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     11. No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.
     12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify that Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     13. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.
     15. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at their respective principal executive office addresses.
     16. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to such subject matter.
     17. Certain Matters of Construction.
          (a) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.
          (b) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.
          (c) The word “including” shall mean including without limitation.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FIDUS INVESTMENT CORPORATION
By:
	Name:	Cary L. Schaefer
	Title:	Chief Financial Officer

FIDUS INVESTMENT ADVISORS, LLC
By:
	Name:	Edward H. Ross
	Title:	Manager and Chief Executive Officer